UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011

COYOTE HILLS GOLF, INC.
(Exact name of Registrant as specified in charter)

Nevada	333-145088	20-8241820
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 N. 81st Place
Mesa, Arizona	85207
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(480) 335-7351

______________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  ELECTION OF DIRECTOR

On October 31, 2011, Coyote Hills Golf, Inc.’s board of directors appointed Mr. John Devlin, age 66, as a director and Audit Committee Chairman. There is no family relationship between Mr. Devlin and any of the officers or directors of Coyote Hills Golf, Inc.

Since 2009, Mr. Devlin has served as a Director and Audit Committee Chairman of Augme Technologies, Inc. (NASDAQ: AUGT.OB), a mobile technology company. Mr. Devlin has been in the investment and asset management business for over 23 years.

Formerly, from 2003 to 2008, Mr. Devlin was the Vice Chairman of McKim & Company LLC, a venture capital source firm for start-up companies in the $1mm to $20mm bracket, where he was responsible for providing strategic planning and direction. This included sourcing new ideas, due diligence, corporate governance, business plan review, discussions and discernment with company managements and assistance in subsequent financings.

From 1986 to 2003, he was with J.P. Morgan Investment Management, where he started as a Fixed Income Trader, was later selected for a Special Overseas Assignment and later became a Senior Relationship Manager. Mr. Devlin was also the Committee Chairman for client portfolio guidelines, compliance and performance review for J.P. Morgan accounts with an asset size over $200 billion.

Before retiring from J.P. Morgan Investment Management, he held various positions with U.S. Steel Corporation and the Carnegie Pension Fund between 1974-1986, where he was responsible for directing investment activity of the U.S. Steel & Carnegie Pension Funds with an asset size of over $7 billion, providing pension asset and liability advice as well as tactical and strategic portfolio management for institutional relationships with over $44 billion in assets.

Mr. Devlin received an MBA from Pace University and completed his undergraduate degree in Finance at Georgetown University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COYOTE HILLS GOLF, INC.
(Registrant)

Signature	Title	Date

/s/ Mitch Powers	President and CEO	November 2, 2011
Mitch Powers

/s/ Stephanie Erickson	Secretary	November 2, 2011
Stephanie Erickson

/s/ Stephanie Erickson	Chief Financial Officer	November 2, 2011
Stephanie Erickson